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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement           [ ] Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12


                              FRITZ COMPANIES, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
     (1)  Title of each class of securities to which transaction applies:


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    (2)  Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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    [ ] Fee paid previously with preliminary materials:

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement no.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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THE FOLLOWING IS AN ARTICLE INCLUDED IN A NEWSLETTER MADE AVAILABLE BY FRITZ
COMPANIES, INC. TO CUSTOMERS BEGINNING APRIL 24, 2001:

"I know that our customers and employees are excited and eager to learn more about the integration ... We will communicate developments as we define and implement our integration plan in the weeks and months ahead. Meanwhile, during this transition period, our top priority is customer satisfaction."
Graham Napier, Fritz President and COO

                  FRITZ AND UPS: THE PROCESS OF JOINING FORCES

It was only a few days after the January 10 announcement that United Parcel Service intended to acquire Fritz when teams from both companies met in San Francisco to begin planning the integration.

Participants soon strengthened their belief that joining forces offered attractive synergies: combining the unique strengths of each company offered important benefits for customers, employees and shareholders on both sides. Meeting for the first time on January 22 and charged with integrating the various units and business groups, integration team members were asked to evaluate and make recommendations on all aspects of the combination, from operations, finance, and systems, to sales, marketing and customer service.

Months of due diligence led both Fritz and UPS to conclude that the combination would help UPS to offer a comprehensive portfolio of services designed to serve customers with global commerce needs. Starting from this base, the integration teams began the task of developing this new player in global supply chain management. And the team had rich ingredients to work with:

From the UPS side, a key strength is its integrated service portfolio for the movement of goods, information and funds. Although UPS has existing customs brokerage and freight forwarding capabilities, the addition of Fritz will enhance UPS's portfolio with these freight-related services: air, ground, and ocean transportation, material management and distribution, plus extensive

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global customs brokerage capabilities. As a result, UPS will ultimately provide one-stop, end-to-end supply chain solutions and exceptional value to its customers.

At the same time, Fritz customers will have direct access to UPS's existing small package, logistics, and financial service capabilities. These integrated services will provide exceptional value to customers seeking greater flexibility in managing their supply chains.

                        FRITZ            UPS
                    -------------   -------------
Founded                  1933            1907
Headquarters        San Francisco      Atlanta
Revenue             $1.6 Billion    $29.8 Billion
Employees               10,500         358,000
Countries                120+            200+


"This merger should allow UPS to offer a broad, integrated portfolio of services moving everything from small packages to heavy freight, by any mode of transport, anywhere in the world," said UPS Business Unit Manager David Abney at the January 22 meeting.

Napier added: "Our commitment to providing best-in-class service will continue to motivate us every step of the way. Once the transaction is complete, Fritz will be fully backed by UPS's infrastructure, disciplines and best practices, and we will be able to offer more than ever before in our 67-year history to our customers."

"Freight forwarding, customs brokerage and logistics customers of Fritz will gain easier access to global supply chain management, service parts logistics and financial offerings through UPS."
UPS Business Unit Manager David Abney


ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed merger transaction between Fritz Companies, Inc. and United Parcel Service, Inc., Fritz Companies and UPS have filed a proxy statement/prospectus with the United States Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF FRITZ COMPANIES ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement/prospectus and other documents filed by Fritz Companies or UPS with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement/prospectus and other filings by Fritz Companies with the SEC may also be obtained by directing a request to Graeme Stewart, Fritz Investor Relations, Telephone: (415) 538-0444. Fritz Companies and its directors and executive officers may be deemed to be participants in the

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solicitation of proxies in respect of the proposed merger. Information about such directors and executive officers, including information about their ownership of Fritz Companies stock, can be found in the Fritz Companies proxy statement, dated August 18, 2000, for its 2000 annual meeting of stockholders.